Exhibit 10.19

STOCK PURCHASE AGREEMENT

BY AND AMONG

UNIQUE LOGISTICS INTERNATIONAL, INC.

AND

FRANGIPANI TRADE SERVICES, INC.

DATED AS OF February 21, 2022

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of February, 2023, by and between Unique Logistics International, Inc., a Nevada corporation (“UNQL”) and Frangipani Trade Services, Inc., a New York corporation (“FTS”).

WHEREAS, UNQL desires to purchase, directly or indirectly, in UNQL’s sole discretion, through an affiliate of UNQL (a “UNQL Affiliate”, and together with UNQL, the “Buyer”) from FTS, and FTS desires to sell to the Buyer all of the 458,370 equity shares of Unique Logistics International (India) Private Ltd., an India corporation (“ULII”), owned by FTS as of the date hereof (the “Purchased Shares”), free and clear of Encumbrances (as defined below) (as more fully described below, the “Acquisition Transaction”), pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I. DEFINED TERMS

Section 1.01 Defined Terms. For purposes of this Agreement:

“Acquisition Transaction” means FTS shall sell to and the Buyer shall purchase from FTS, 458,370 (Four hundred Fifty-Eight thousand Three hundred Seventy) equity shares (the Purchased Shares) owned and held by FTS on the date of this Agreement of Unique Logistics International (India) Private Limited (the Company) together with all rights attached or accruing on and from closing date.

“Adjusted Net Assets” means the aggregate amount equal to (i) shareholder’s equity less (ii) the net book value of the fixed assets less (iii) intangible assets less (iv) goodwill.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement Date” means the date of this Agreement as set forth above.

“Business Day” means a weekday on which banks are open for general banking business in Durham, North Carolina and also in New York.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Closing” means the consummation of the purchase and sale of the Purchased Shares, as set forth in Section 3.01 of this Agreement.

“Closing Date” refers to the date on which the Closing actually takes place.

“Closing Transaction Fees” means unpaid Transaction Fees (defined below) as of the Closing Date.

“Confidential Data” has the meaning ascribed in ARTICLE V.

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“Confidential Information” means any confidential or proprietary property, knowledge or information of ULII or concerning any of its business, assets or financial condition, other than information that (i) becomes publicly known, except through a breach of this Agreement by such party to it; (ii) is required to be disclosed by a party to this Agreement to comply with the Law, but only to the extent so required (and, in any such event, the party hereto shall give the other parties prior notice of any such disclosure); (iii) is disclosed by such party hereto to his or her attorneys and financial advisors who are subject to a duty to maintain the confidentiality of such Confidential Information (provided that the party shall be liable for any authorized disclosure of the Confidential Information by his or her attorneys and financial advisors); and (iv) is disclosed by or on behalf of such party in connection with the exercise or enforcement of rights or performance of obligations under this Agreement.

“Constituent Document(s)” means articles or certificate of incorporation, bylaws or other constitutive documents.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Direct Claim” has the meaning ascribed to it in ARTICLE X.

“Earn-Out Payment(s)” has the meaning ascribed to it in Section 3.03.

“EBITDA” means the earnings before interest, taxes, depreciation, and amortization.

“Encumbrance” means any encumbrance, mortgage, deed of trust, other deeds to secure debt, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, covenants, licenses, easements, rights of way, defect in title or other encumbrances or restrictions of any nature whatsoever.

“Estimated Adjustment Amount” has the meaning ascribed in ARTICLE III.

“Excess Amount” means the amount, if any, by which the Estimated Closing Purchase Price is more than the Final Purchase Price.

“Financing Condition” has the meaning ascribed to it in ARTICLE III.

“Financial Statements” has the meaning ascribed to it in ARTICLE V.

“Fundamental Representations” means each of the representations and warranties contained in Section 5.1 (Organization and Good Standing) and Section 5.2 (Capitalization).

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Initial Purchase Price” has the meaning ascribed to it in ARTICLE III.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

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“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, Encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of ULII, (b) the ability of FTS to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, or (c) the Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of ULII.

“Notice of Claim” has the meaning ascribed to it in ARTICLE X.

“Person” means any individual, any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity, trust, Governmental Body or other organization.

“Pre-Closing Period” has the meaning ascribed in ARTICLE VII.

“Post-Closing Consideration” has the meaning ascribed to it in ARTICLE III.

“Purchase Price” has the meaning ascribed to it in ARTICLE III and means the price to be paid by the Buyer to FTS for acquisition of 458,370 equity shares owned by FTS of Unique Logistics International (India) Private Limited.

“Purchased Shares” has the meaning ascribed to it in the recitals to this Agreement.

“Related Party” means a party, whether an individual, corporation, partnership, association, limited liability company or any other form or business association or other entity whatsoever, related to any vendor by blood, marriage, ownership or contract through which the party has a relationship of ownership or other interest with the vendor so that the party will actually or by effect receive or control a portion of the benefit, profit or other consideration from performance of a vendor contract with the party receiving an amount that meets or exceed five percent of the total contract amount.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Shortfall Amount” means the amount, if any, by which the Estimated Closing Purchase Price is less than the Final Purchase Price.

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“Tax” means any tax (including income, gross receipts, windfall profit, occupation, license, registration, production, intangibles, inventory and merchandise, commercial activities, capital gains, capital stock, capital structure, transfer, value-added, franchise, excise, payroll, employment, severance, social security, unemployment, disability, workers’ compensation, environmental, ad valorem, alternative, minimum, add-on, escheat or unclaimed property, sales, use, real and personal property, estimated, stamp, recording, withholding and other taxes), fee, impost, levy, assessment, tariff, duty (including any customs duty) or deficiency, and any other related charge or amount of any kind whatsoever (including any fine, penalty, interest, or addition to tax), whether payable directly or by withholding and whether or not disputed, and any liability for any of the foregoing pursuant to Treas. Reg. §1-1502-6 (or any similar provision of state, local or foreign tax Legal Requirements), as transferee or successor, by contract or otherwise, imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, fee, impost, levy, assessment, tariff, duty or deficiency.

“Transaction Fees” means all fees, costs and expenses incurred by the ULII in connection with this Agreement or the consummation of the transactions contemplated hereby, including: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of the ULII in connection with the negotiation, preparation, execution and consummation of the transactions contemplated by this Agreement; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of the ULII in connection with consummation of the transactions contemplated by this Agreement; and (c) all transaction, change in control (single trigger), stay, transaction, retention, severance, termination or similar payments payable by the ULII to employees solely as a result of the consummation of the transactions contemplated hereby (whether paid or provided for following the Closing Date.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

Article II. PURCHASE AND SALE

Section 2.01 Purchase and Sale of Stock. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, FTS shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer, by the Buyer’s payment of the Purchase Price, purchase and acquire from FTS, FTS’s right, title and interest, free and clear of all Encumbrances in and to all of the Purchased Shares.

Article III. PURCHASE PRICE; PUCHASE PRICE ADJUSTMENTS; EARN-OUT; ESCROW

Section 3.01 Purchase Price. In consideration for the Purchased Shares, and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay to FTS (in the manner described in the next sentence) an aggregate sum (the “Purchase Price”) equal to: (i) $500,000 (the “Initial Purchase Price”), which shall be allocable as set forth, and subject to purchase price adjustment set forth in Section 3.02 below; plus (ii) the Adjusted Net Asset Adjustment Amount (as defined below); plus (iii) the estimated Adjustment Amount payable to the FTS (“Estimated Adjustment Amount”), which may be a positive or negative number, plus (iv) the Earn-Out Payment amount as set forth in Section 3.03. The Initial Purchase Price shall be paid by the Buyer at the Closing by delivery to FTS of a promissory note in the principal amount of $500,000, carrying no interest, and maturing twenty-four (24) months from the Closing Date (the “Frangipani Note”). Any amounts due and payable hereunder may be paid, in the sole discretion of the Buyer, in cash or by delivery of one or more promissory notes. I

Section 3.02 Purchase Price Adjustments.

(a) Pre-Closing.

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(i)	Not less than thirty (30) Business Days following the Closing Date, FTS shall deliver to the Buyer a statement (the “Adjusted Net Asset Statement”) containing the calculations, in reasonable detail, of the Adjusted Net Assets (the “Adjusted Net Asset Amount”), calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the provisions of this Agreement. In the event that such Adjusted Net Asset Amount is in excess of $1,000,000, the Initial Purchase Price at Closing shall be increased on a dollar-for-dollar basis of such excess amount up to a maximum of $100,000, which shall be paid in two (2) installments as follows: (A) one-half of the excess amount up to an aggregate amount of $50,000 to be paid within 90 days of the Closing Date, and (B) the remaining one-half of the excess amount up to an aggregate amount of $50,000 to be paid on the one (1) year anniversary of the Closing Date. In the event that such Adjusted Net Asset Amount is less than $1,000,000, the Initial Purchase Price at Closing shall be decreased on a dollar-for-dollar basis of such deficiency amount up to a maximum of $100,000 (the “Adjusted Net Asset Adjustment”).

(ii)	Not less than thirty (30) Business Days following the Closing Date, FTS shall deliver to the Buyer a statement (the “Estimated Closing Statement”) containing an estimated balance sheet of ULII as of the Closing Date (the “Estimated Closing Balance Sheet”) and good faith estimates or calculations, as applicable, in reasonable detail, of (i) Closing Transaction Fees (the “Estimated Closing Transaction Fees”) and (iii) the Purchase Price pursuant to Section 3.01 based on the amounts described in clauses (i) and (ii) of this Section 3.02(a) (the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the U.S. GAAP and the provisions of this Agreement.

(b) Post-Closing.

(i)	As promptly as reasonably practicable, but no later than 90 days following the Closing Date, the Buyer shall prepare and deliver to FTS a statement (the “Closing Statement”) containing an unaudited balance sheet of ULII as of the Closing Date (the “Closing Balance Sheet”) and calculations, in reasonable detail, of (i) Closing Transaction Fees and (iii) the Purchase Price pursuant to Section 3.1 based on the amounts described in clauses (i) and (ii) of this Section 3.2(b)(i) (the “Final Purchase Price”). The Closing Statement shall be prepared in accordance with U.S. GAAP and the provisions of this Agreement.

(c) Disagreement and Resolution.

(ii)	In the event FTS has any objections to all or any portion of the Closing Statement, FTS shall, within 30 days of FTS’s receipt of the Closing Statement, deliver to the Buyer a written notice (a “Dispute Notice”) specifying in reasonable detail each item or amount that FTS disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting FTS’s positions. FTS shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 3.2(b)(i) other than the Disputed Items. During the 30 days immediately following the Buyer’s receipt of a Dispute Notice (the “Resolution Period”), the Buyer and FTS shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Dispute Notice. If FTS and the Buyer reach agreement with respect to any such Disputed Items, the Buyer shall promptly revise the Closing Statement to reflect such agreement. The Buyer and FTS shall use their respective reasonable best efforts to resolve any disagreements pertaining to the Closing Statement; however, if the Buyer and FTS are unable to resolve all disagreements identified by FTS pursuant to this Section 3.2(c)(i) within 30 days after delivery to the Buyer of the Dispute Notice, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Expert”). During such 30-day period, each side shall notify the other side of the Neutral Accounting Firm that such side proposes to be the Accounting Expert. At the end of such 30-day period: (i) if one side has failed to timely notify the other side in accordance with the previous sentence, then the other side’s proposed Neutral Accounting Firm shall act as the Accounting Expert (assuming that the other side provided timely notice in accordance with the previous sentence); (ii) if both sides have mutually agreed on a Neutral Accounting Firm to act as the Accounting Expert, then such Neutral Accounting Firm shall be the Accounting Expert; (iii) if the Buyer and FTS are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert and each party has timely proposed a Neutral Accounting Firm in accordance with the previous sentence, then the two proposed Neutral Accounting Firms together shall select a third Neutral Accounting Firm within five (5) days to act as the Accounting Expert. Each party shall be permitted to present a supporting brief to the Accounting Expert (which supporting brief shall also be concurrently provided to the other party) within 10 days following the appointment of the Accounting Expert. Within five (5) days following receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). No discovery will be permitted and no arbitration hearing will be held. The Accounting Expert shall only consider the briefs of the parties, and shall not conduct any independent review, in determining those items and amounts disputed by the parties, and the Accounting Expert shall consider only those items and amounts which are identified by the parties as being in dispute. The Accounting Expert may ask specific written questions or request specific historical documents from the Buyer or FTS to clarify its understanding of the submissions (and any document provided by the Buyer or FTS to the Accounting Expert shall also be concurrently provided to the other party). The Accounting Expert shall resolve the dispute by selecting either the position of the Buyer or FTS (and may not propose or make any alternative position) for each item that is subject to the Accounting Expert’s determination and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Expert shall deliver to the Buyer and FTS, as promptly as practicable and in any event within 90 days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final, binding and non-appealable absent fraud or malfeasance. All fees of the Accounting Expert shall be allocated between the Buyer, on the one hand, and FTS, on the other hand, such that the amount paid by FTS bears the same proportion that the aggregate dollar amount unsuccessfully disputed by FTS (on behalf of FTS) bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and the Buyer shall pay the balance. For purposes of illustration only, if the Adjusted Net Amount in favor of FTSs is proposed to be $1,000 by FTS and $900 by Buyer and such Adjusted Net Amount is ultimately determined by the Accounting Expert to be $960, then FTSs would bear 40% of the fees of the Accounting Expert and Buyer would bear 60%, because the amount disputed was $100 and the amount unsuccessfully disputed by FTS (on behalf of FTSs) was $40. Any fees of the Accounting Expert to be paid by FTSs shall be paid by FTSs in accordance with each FTS’s Pro Rata Share.

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(iii)	Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees and representatives as such other party shall reasonably request in connection with review of the Estimated Closing Statement or the Closing Statement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to each party and its representatives entering into any customary undertakings required by the other party’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(iv)	Within five (5) Business Days after the Closing Statement and Final Purchase Price is finalized pursuant to this Section 3.02(c), (i) if an Excess Amount exists, (A) the amount owed by the Buyer pursuant to the Frangipani Note shall be reduced by the Excess Amount, (B) in the event that the Excess Amount exceeds the amount of the Frangipani Note, FTS shall pay to the Buyer the amount of such deficit by wire transfer of immediately available funds to one or more accounts designated by Buyer; or (ii) if a Shortfall Amount exists, (A) the Buyer shall pay, or cause to be paid, the Shortfall Amount, to FTS by wire transfer of immediately available funds to one or more accounts designated by FTS. Any amount to be paid by the Buyer to FTS, or by FTS to the Buyer, as applicable, pursuant to this Section 3.02(c) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party and treated as an adjustment to the Purchase Price for tax reporting purposes.

(d) Aggregate True-Up. Any amounts owing and payable between the Buyer and FTS pursuant to any of this Section 3.02 shall be set-off against any other amount or amounts owed and payable between the parties, such that only a net amount (the “Adjusted Net Amount”) shall be paid (“Purchase Price Adjustments”), and shall be accompanied by interest on such amounts from the due date for such payment through the date paid at the rate of 10% per annum, compounded annually.

(i)	If the Adjusted Net Amount is payable to the Buyer, then within three (3) Business Days of the Final Determination Date, FTS shall pay an amount in cash, by wire transfer of immediately available funds, equal to the Net Adjustment Amount to the Buyer to one or more accounts designated by the Buyer as set forth on Schedule 3.02(d)(i); and

(ii)	If the Adjusted Net Amount is payable to the FTS, then within three (3) Business Days of the Final Determination Date, the Buyer shall pay an amount in cash, by wire transfer of immediately available funds, equal to the Net Adjustment Amount to FTS to one or more accounts designated by the FTS as set forth on Schedule 3.02(d)(ii).

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Section 3.03 Earn-Out Payments.

(a) In addition to the Initial Purchase Price, and subject to any Purchase Price Adjustments as set forth in Sections 3.02(a) and (b) above, FTS shall be eligible to receive a one-time earn-out payment (the “Earn-Out Payment”), and the Buyer, guaranties the payment of such Earn-Out Payments, upon achievement of EBITDA as follows:

(i)	If the EBITDA of the Purchased Shares, in the aggregate, exceeds $125,000 for year ending December 31, 2023, the Buyer shall pay FTS a one-time Earn-Out Payment in the total amount of $75,000 no later than March 31, 2024 in cash, by wire transfer of immediately available funds to one or more accounts designated by FTS at least two (2) Business Days prior to such payment date.

(ii)	FTS shall not be entitled to any Earn-Out Payment if the EBITDA of the Purchased Shares, in the aggregate, is equal to or less than $125,000 for the year ending December 31, 2023.

(b) Within thirty (30) days following December 31, 2023, the Buyer shall deliver to FTS a statement setting forth the Buyer’s good faith calculation of the aggregate EBITDA of ULII for such year (the “EBITDA Statement”). The Buyer shall, and shall cause its representatives (including outside auditors) to, make available to FTS, at FTS’s expense (without charge for the Buyer’s costs) during normal business hours and following reasonable advance notice, the books, records, work papers, and personnel used or involved in the preparation of the EBITDA Statement. If FTS disagrees with Buyer’s calculation any Adjusted EBITDA Statement delivered pursuant to this Section 3.03(b), FTS may, within 30 days after receipt of the EBITDA Statement, deliver a notice to Buyer disagreeing with such calculation and setting forth FTS’s calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which FTS disagrees. If FTS’s ability to review the books, records, work papers, and personnel used or involved in preparation of the EBITDA Statement is delayed, then the 30-day period previously mentioned shall be adjusted by adding the number of days between the receipt of the EBITDA Statement by FTS and the date upon which the books, records, work papers, and personnel used or involved are made available to FTS. If a notice of disagreement shall be duly delivered pursuant to Section 3.03(b), FTS and Buyer shall, during the 10 days after such delivery, use their commercially best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the EBITDA, which amount shall not be more than the amount thereof shown in FTS’s calculation delivered pursuant to this Section 3.03(b). If following such 10-day period, FTS and the Buyer are unable to reach such agreement, they shall promptly thereafter (and in any event within 20 days of the end of such 10-day period) cause a nationally recognized independent accounting firm mutually acceptable to them (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the EBITDA (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). The Accounting Referee shall deliver to FTS and the Buyer as promptly as practicable (but, in any case, no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon FTS and the Buyer. The cost of such review shall be borne equally by FTS and the Buyer. The Buyer and FTS shall, and shall cause their respective representatives to, and Buyer shall cause ULII and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the EBITDA and in the conduct of the review set forth in this Section 3.02(b), including making available, to the extent necessary, books, records, work papers and personnel during normal business hours and following reasonable advance notice.

Section 3.04 Frangipani Note. At Closing, the Buyer shall execute and deliver the Frangipani Note in the aggregate principal amount equal to the Initial Purchase Price, bearing no interest, made payable to FTS, with the 100% of the principal payable no later than the second anniversary of the Closing Date, upon full satisfaction, in Buyer’s sole discretion, of FTS representations, warranties, covenants and conditions under this Agreement. For the avoidance of doubt, the Frangipani Note shall be due and payable only upon determination by the Buyer, in the Buyer’s sole discretion, that FTS has fully satisfied or received a waiver of all of their obligations under this Agreement. In the event that the Buyer determined that FTS satisfied all of their obligations under this Agreement, immediately following such aforementioned determination by the Buyer, the Buyer shall pay the principal amount of the Frangipani Note in cash, by wire transfer of immediately available funds to one or more accounts designated by FTS.

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Article IV. CLOSING

Section 4.01 Time and Place of the Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, 101 S Wood Ave., Iselin, New-Jersey, at 10:00 A.M. (local time) and may be undertaken and completed electronically, or as the Buyer and FTS may otherwise mutually agree. At the Closing: (a) FTS shall deliver, or cause to be delivered, to the Buyer, the deliverables, agreements and documents required pursuant to ARTICLE VIII, each of which shall be in full force and effect, and (b) the Buyer shall deliver, or cause to be delivered, to FTS the deliverables, agreements and documents required by ARTICLE IX, each of which shall be in full force and effect.

Article V. REPRESENTATIONS AND WARRANTIES OF FTS

Section 5.01 Capitalization. The Purchased Shares represent all of the outstanding capital stock owned by FTS and have been duly authorized and validly issued and are fully paid and nonassessable. The Purchased Shares have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable material contracts. None of the Purchased Shares are entitled or subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (whether pursuant to ULII Constituent Documents or any Contract or any statute to which ULII is subject) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of ULII’s capital stock.

Section 5.02 Authority; No Conflict; Required Filings and Consents.

(a) FTS (i) holds all right, title and interest in all of the Purchased Shares, and (ii) has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and all ancillary agreements in connection with or contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by FTS has been duly authorized by all necessary corporate action on the part of FTS, and no other corporate action or proceeding on the part of FTS or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by FTS and constitutes the legal, valid and binding obligation of FTS, enforceable against FTS in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(c) Neither the execution, delivery or performance by FTS of this Agreement or nor the consummation of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of FTS’s Constituent Document; (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by FTS under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which ULII is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which FTS or any of its assets is subject; or (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by ULII or that otherwise relates to the business of ULII or to any of the assets owned, used or controlled by FTS or ULI

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(d) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to FTS: (i) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; or (ii) necessary for ULII to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement.

Section 5.03 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon FTS. FTS’s Stockholders shall pay, and hold ULII, the Buyer and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 5.04 Purchased Share Certificate. All of the information contained in the share certificates of ULII will be complete and accurate immediately prior to the Closing.

Article VI. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to FTS, as of the Agreement Date, and as of the Closing Date, as set forth below.

Section 6.01 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date. The Buyer has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

Section 6.02 Authority; No Conflict; Required Filings and Consents. The Buyer has all requisite corporate power and authority to enter into this Agreement, perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action or proceeding on the part of the Buyer or its boards of directors is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

Section 6.03 Non-Contravention. Neither the execution, delivery or performance by the Buyer of this Agreement nor the consummation of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time, or both) materially: (i) contravene, conflict with, or result in any violation or breach of, any of the Constitutional Documents of the Buyer; (ii) contravene, conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Buyer is subject; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of the Buyer or to any of the assets owned, used or controlled by the Buyer.

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Article VII. CERTAIN COVENANTS AND AGREEMENTS

Section 7.01 Public Announcements. FTS (and FTS shall not permit any of their Representatives to) shall not issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement without the Buyer’s prior written consent; provided, that, without the prior written consent of the Buyer, FTS shall not at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such parties’ advisors who FTS reasonably determines needs to know such information for the purpose of advising FTS with respect to the matters set forth herein, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement. In connection with any press release or other public statement or disclosure regarding this Agreement or any of the transactions contemplated by this Agreement to be issued by the Buyer, the Buyer shall consult in good faith with FTS with respect to the form and substance of such release or other statement or disclosure and shall consider reasonable changes requested by FTS prior to release of the statement or disclosure.

Section 7.02 Best Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its best, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable in accordance with the terms of this Agreement, and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a) Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated by this Agreement (except that the Buyer shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Buyer or the transactions contemplated by this Agreement or the Related Agreements). FTS shall provide to the Buyer all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement;

(b) Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement; and

(d) FTS shall, at FTS’s sole cost and expense, give all notices to third parties and use their best efforts (in consultation with the Buyer) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (ii) required to be given or obtained; or (iii) required to prevent an FTS Material Adverse Effect, whether prior to, on or following the Closing Date.

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Section 7.03 Release. In consideration for the Purchase Price, and by executing this Agreement, as of and following the Closing Date, FTS, voluntarily and unconditionally releases, forever discharges, and covenants not to sue ULII, the Buyer or any of their respective Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Stockholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. FTS acknowledges that any claims it may have against ULII, the Buyer or their respective Affiliates are fully settled and compromised by this Agreement. FTS acknowledges that it may discover facts in addition to or different from those that it now knows or believes to be true with respect to the subject matter of this release, but that it is its intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to subsequent discovery or existence of such additional or different facts. FTS acknowledges that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a material inducement and was relied upon by the Buyer in entering into this Agreement.

(a) As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, FTS shall not, and shall cause each other Affiliate of such stockholder not to, at any time for a period of 18 months from the Closing Date, directly or indirectly, solicit, induce or attempt to solicit or induce the employment or services (whether as an employee, consultant, independent contractor or otherwise) of, or hire, engage or attempt to hire or engage in any capacity (whether as an employee, consultant, independent contractor or otherwise), in each case, any employee or independent contractor of the ULII or Buyer as of Closing or seek to persuade any such employee or any such independent contractor to discontinue or adversely alter his or her employment or engagement, in each case without Buyer’s prior written consent. For purposes of this Section 7.04(a), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise which are not targeted at such persons.

(b) As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the ancillary agreements, for a period of 18 months from the Closing Date, without the prior written consent of Buyer, FTS shall not, and shall cause each other Affiliate of FTS not to permit, cause or encourage any of its respective representatives to, engage in the line of business of ULII in the United States (such business, a “Competing Business”); provided that nothing in this Agreement shall restrict FTS at any time from:

(i)	owning 10% or less of the outstanding voting stock or other voting securities of any Person that is engaged in a Competing Business, provided that (A) FTS does not have the right to appoint any member of the Board of Directors or similar governing body of such Competing Business, (B) the FTS does not control, and is not a member of a group that controls, such Competing Business, and (C) the FTS does not have information rights with respect to the Competing Business that are not available to all holders of such securities or stock; or

(ii)	acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than 20% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person.

(c) If, at the time of enforcement of this Section 7.04 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court of competent jurisdiction shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The parties agree that they would suffer irreparable harm from a breach of this Section 7.04 by the other party or its representatives and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the parties and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the parties or their representatives of this Section 7.04, the applicable period of restriction pertaining to such breach or violation shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Each party (on behalf of itself and its Representatives) acknowledges that the restrictions contained in this Section 7.04 are reasonable.

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(d) Each party acknowledges (on behalf of itself and its representatives) that (i) the enforcement of any covenants set forth in this Section 7.04 against the other party or its representatives would not impose any undue burden upon such party or its representatives and (ii) none of the covenants set forth in this Section 7.04 are unreasonable as to duration or scope.

Article VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

Section 8.01 Accuracy of Representations. Each of the representations and warranties of FTS in this Agreement shall be true and correct in all respects as of the Agreement Date, and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 8.02 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that FTS is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 8.03 FTS’s Compliance Certificate. FTS shall have delivered, or caused to be delivered, to the Buyer a certificate executed by the Chief Executive Officer or Chief Financial Officer of FTS as to compliance with the conditions set forth in Section 8.01, Section 8.02, Section 8.09 and Section 8.14 (the “FTS Compliance Certificate”).

Section 8.04 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement have been obtained by FTS or made by or on behalf of FTS, and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Buyer.

Section 8.05 Ancillary Agreements and Deliveries. FTS shall have delivered, or caused to be delivered, to the Buyer the following agreements and documents, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing:

(a) certificates representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and in form and substance reasonably satisfactory to the Buyer;

(b) a certificate duly executed on behalf of FTS by the Chief Executive Officer or Chief Financial Officer of FTS, containing representations and warranties of FTS that all of the conditions set forth in this ARTICLE VIII are true and accurate as of the Closing;

(c) a certificate in such form as may be reasonably requested by counsel to the Buyer that complies with Treasury Regulation Section 1.1445-2(c)(3), accompanied by any appropriate notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h);

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(d) evidence, in form and substance reasonably satisfactory to the Buyer, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement has been obtained or made and is in full force and effect, including, but not limited to, any necessary consent from any minority shareholders of ULII;

(e) evidence satisfactory to the Buyer to ensure that no holder of ULII’s options, warrants or rights has any preemptive of similar right to acquire the Purchased Shares; and

(f) all other documents required to be entered into by FTS pursuant to this Agreement or reasonably requested by the Buyer to convey the Purchased Shares to the Buyer or to otherwise consummate the transactions contemplated by this Agreement.

Section 8.06 No Material Adverse Effect. There shall not have occurred Material Adverse Effect, and no event shall have occurred, or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect to ULII.

Section 8.07 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Buyer or would subject the Buyer to sanctions if the transactions contemplated by this Agreement are consummated.

Section 8.08 No Litigation. There shall not be any pending or threatened Legal Proceeding by or before any Governmental Body or any other Person against the Buyer (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any agreement entered into in connection with this Agreement; (b) seeking to restrain or prohibit the Buyer’s direct or indirect ownership or operation of all or a significant portion of the business and assets of ULII, or to compel the Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of ULII; (c) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Buyer any damages in excess of $25,000; (d) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of the Purchased Shares; or (e) which otherwise could reasonably be expected to have Material Adverse Effect on ULII.

Article IX. CONDITIONS PRECEDENT TO OBLIGATIONS OF FTS

The obligations of FTS to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by FTS), at or prior to the Closing, of the following conditions:

Section 9.01 Accuracy of Representations. Each of the representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 9.02 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Buyer is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 9.03 Buyer Compliance Certificate. The Buyer shall have delivered, or caused to be delivered, to FTS, a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Buyer as to its compliance with the conditions set forth in Section 9.01 and Section 9.02.

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Section 9.04 Ancillary Agreements and Deliveries. The Buyer shall have delivered, or caused to be delivered, to FTS all other documents required to be entered into or delivered by the Buyer at or prior to the Closing pursuant to this Agreement, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

Section 9.05 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Buyer or would subject the Buyer or FTS to sanctions if the transactions contemplated by this Agreement are consummated.

Section 9.06 Consents. All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained.

Article X. INDEMNIFICATION

Section 10.01 Indemnification Obligations of FTS.

(a) FTS (for purposed of this Section 10.01, the “Indemnifying Party”), shall indemnify the Buyer (including ULII after the Closing), the officers and directors of the Buyer, and their respective successors and assigns (other than Persons who were officers, directors, managers, employees, agents, partners, Representatives, successors and assigns of ULII immediately prior to the Closing) (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i)	any inaccuracy in or breach of any representation or warranty made by FTS in this Agreement, whether such representation or warranty is made as of the Agreement Date or as of the Closing Date (without giving effect to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty);

(ii)	any non-fulfillment or breach of any covenant, agreement or undertaking made by FTS in this Agreement;

(iii)	any fraud or intentional misrepresentation by FTS with respect to any representation, warranty or covenant of FTS contained in this Agreement, or the FTS Compliance Certificate;

(iv)	any liability or obligation of FTS for (A) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (B) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Buyer, in ULII’s Financial Statements or otherwise; and

(v)	any Legal Proceedings directly or indirectly relating to any breach, alleged breach, liability or other matter of the type referred to in clauses (i) through (v) above (including any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 10.01(a).

Section 10.02 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this ARTICLE X, such Indemnified Party shall provide written notice thereof to the Indemnifying Party. The Indemnifying Party shall have the right, assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel fully satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section 10.02(a) or to employ counsel fully satisfactory to the Indemnified Party, in either case within such 10-Business Day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In addition, Losses shall include, as incurred, the reasonable fees and disbursements of counsel for the Indemnified Party: (i) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, (ii) if the Indemnified Party employs separate counsel due to the Indemnified Party being advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (iii) if the Indemnified Party employs separate counsel because there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (iv) if the Indemnified Party employs separate counsel because such audit, investigation, action or proceeding involves, or could have a material effect on, any matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party.

(b) In any Third-Party Claim for which indemnification is being sought under this ARTICLE X, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(c) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE X without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 10.02(a) or fails to reimburse the Indemnified Party within 30 days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or as required under the last sentence of Section 10.02(a) or, having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further actual or potential monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE X unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

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(d) In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 10.02(d), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.03. In the event the Indemnifying Party does not notify the Indemnified Party within 10 Business Days following its receipt of such Notice of Claim that the Indemnifying Party disputes the Indemnifying Parties’ liability to the Indemnified Party under this ARTICLE X or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE X. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided in this Section 10.02(d), as promptly as reasonably practicable, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party in accordance with the offset mechanism pursuant to Section 10.06 an amount equal to such Direct Claim as determined pursuant to this Section 10.02(d).

Section 10.03 Survival Period. The representations, warranties and covenants made by FTS in this Agreement shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twenty-four (24) months following the Closing Date; provided, however, that each of the Fundamental Representations shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted under this ARTICLE X, the Indemnifying Party shall have been properly notified of a claim for indemnity under this ARTICLE X and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this ARTICLE X until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All representations, warranties and covenants made by the Buyer shall continue in accordance with their respective terms. Subject at all times to the limitations set forth in this ARTICLE X, the covenants and agreements of the parties pursuant to this ARTICLE X shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, subject to applicable statutes of limitations.

Section 10.04 Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this ARTICLE X shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by any Person.

Section 10.05 Set-Off. The Buyer shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to FTS under this Agreement.

Section 10.06 Characterization of Indemnification Payments. The Buyer and FTS agree to treat any payment made under this ARTICLE X as an adjustment to the Purchase Price.

Article XI. MISCELLANEOUS

Section 11.01 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 11.02 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

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Section 11.03 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Buyer and FTS.

Section 11.04 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof.

Section 11.05 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b) This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

Section 11.06 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in this Agreement or is delivered via email attachment at the e-mail address as set forth in this Agreement. Nothing in this Section 13.06(b) shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08 Assignment and Successors. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided that the Buyer may assign this Agreement or any of its rights, interests, or obligations hereunder to any of its Affiliates without the approval of the Target Entities.

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Section 11.09 Parties in Interest. Except for the provisions of ARTICLE X, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third-party beneficiary of ARTICLE X.

Section 11.10 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to FTS:

Frangipani Trade Services, Inc.

__________________

______________________
Attention: Sunandan Ray

Email:

If to the Buyer:

Unique Logistics Holdings, Inc.

154-09 146th Ave.

Jamaica, NY 11434

Attention: Sunandan Ray

Email:

with a mandatory copy to (which copy shall not constitute notice):

Lucosky & Brookman, LLP

101 S Wood Ave.

Iselin, New-Jersey, 08830

Attention: Lawrence Metelitsa, Esq.

Email:

Section 11.11 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)	reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

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(vi)	“hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)	“including” means including without limiting the generality of any description preceding such term;

(viii)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix)	reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.12 Enforcement of Agreement. The parties to this Agreement acknowledge and agree that the Buyer and FTS may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Buyer or FTS may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Buyer or FTS may be entitled, at law or in equity, each of the Buyer and FTS shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

THE BUYER

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Sunandan Ray, Chief Executive Officer

THE SELLER

FRANGIPANI TRADE SERVICES, INC.

By:
Sunandan Ray, Chief Executive Officer